Exhibit 10.3 under Form N-14

                                    EXHIBIT C

                                     to the

                                Distribution Plan

                        MUNICIPAL SECURITIES INCOME TRUST

                 FEDERATED NORTH CAROLINA MUNICIPAL INCOME FUND

                                 CLASS A SHARES

           This Distribution Plan is adopted by between Municipal Securities Income Trust with respect to the Class of Shares of the Federated California Municipal Income Fund set forth above.

           In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25% of the average aggregate net asset value of the Class A Shares of Federated North Carolina Municipal Income Fund held during the month.

           Witness the due execution hereof this 1st day of June, 1999.

                                MUNICIPAL SECURITIES INCOME TRUST

                                By:  /s/John W. McGonigle
                                Name:  John W. McGonigle

                                Title:  Executive Vice President and Secretary